Exhibit 2.2
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
BETWEEN
FLINT TELECOM GROUP, INC., FLINT ACQUISITION CORPS. (A-E),
CHINA VOICE HOLDING CORP., CVC INT’L INC., PHONE HOUSE INC (OF CALIFORNIA), CABLE AND VOICE CORPORATION,
STARCOM ALLIANCE INC, DIAL-TONE COMMUNICATION INC,
AND PHONE HOUSE OF FLORIDA, INC.

This FIRST AMENDMENT dated April 24, 2009 is to delete and modify certain terms and conditions to that certain Agreement and Plan of Merger (the “Agreement”) by and between Flint Telecom Group, Inc. (“Flint”), Flint Acquisition Corps. (A-E), and/or assigns, each a wholly-owned subsidiary of Parent and a Florida Corporation, ("MERGER SUBS"), CVC Int’l Inc. a Florida Corporation (“CVC”), Phone House Inc, a California Corporation ("PHC"), Cable and Voice Corporation, A Florida Corporation (“C&V”), StarCom Alliance Inc, a Florida Corporation (“SCA”), Dial-Tone Communication Inc, A Florida Corporation (“DTC”), and Phone House of Florida Inc, a Florida Corporation (“PHF”), each a wholly-owned subsidiary of CHVC and collectively referred to as the “Targets”; and China Voice Holding Corp., A Nevada Corporation (“CHVC”) dated January 29, 2009.

Unless otherwise indicated, terms used herein that are defined in the Agreement shall have the same meanings herein as in the Agreement.

Effective as of March 16, 2009, the parties hereto agree to delete the following provisions:

Section 7.2(d)(v):
“Agree to a reduction of Merger Stock in the event of a failure by the Targets as a group to achieve minimum sales and gross profits percentage levels for the period from March 1, 2009 through August 31, 2009. The minimum levels shall equal 85% of the sales and gross profits percentage reported by the Targets as a group for the quarter ending September 30, 2008, annualized over a six month period (“Minimum Levels”). In the event that the gross revenue and gross profit percentage achieved by the Targets as a group during the period from March 1, 2009 through August 31, 2009 are below the Minimum Levels and the decrease in gross revenue and gross profit percentage was not caused by actions of Parent or its affiliates or employees, then the Merger Stock shall be reduced by a percentage equal to the average of the percentage ratios of the short-falls in sales and gross profit percentage to the Minimum Levels.”

Section 7.2(d)(vi):
“Shareholders shall establish an escrow account pursuant to section 9.14 to be held against any reduction of Merger Stock under section 7.2 (d) (v) and any other damages which may arise under section 7.2 (d).”

Additionally, the following provision shall be amended and restated to reflect a reduced escrow holding period as hereinafter provided:

Section 9.14(g):
Parent’s Right of Offset.  Anything in this Agreement to the contrary notwithstanding, Parent may withhold and set off against the merger consideration otherwise due to the Shareholder  thirty percent (30%) of the Merger Stock, to be held in an escrow account at the Effective Date until March 16, 2009. The Parent may withhold and set off against these amounts as to which the Targets or the Shareholder are obligated to pay Parent, Merger Subs or a third party pursuant to any provision of this Agreement (the “Set Off Rights”).  This shall be in addition to any other rights or remedies the Parent may have.”

Effective as of April 24, 2009, the following provision shall be amended and restated as hereinafter provided, such that all shares of Targets’ Common Stock is hereby converted into the right to receive:

Section 1.6(b)(i): a cash payment, paid to Shareholder, at the Closing Date equal to $500,000.00 and $200,000 paid on March 16, 2009.  In addition to the aforementioned amounts already paid, Parent shall issue to Shareholder 800,000 shares ($800,000 issue price) of Series C preferred stock, redeemable through the following payment schedule: $275,000 in May of 2009, with the remaining $525,000 redeemable in five equal monthly instalment payments of $105,000 each, starting on July 15, 2009. Alternatively, should Parent close on new funding from a third party, the remaining $525,000 shall be redeemed through one lump sum payment, up to a maximum of twenty five percent (25%) of whatever net amount Parent actually receives.

The obligation to redeem the preferred stock shall be secured by the capital stock of the Targets. Notwithstanding, Shareholder agrees to subordinate its security interest in the Targets to any future third party funding closed by Parent, as required by Parent and approved by Shareholder, such approval not to be unreasonably withheld.

Finally, if Parent fails to fully perform under the amended Section 1.6(b)(i), as stated above, Parent shall be considered in default of the Agreement, but only after the defaulting Party fails to remedy such breach within thirty (30) days. Upon default, Section 7.2(d)(iv) shall be deleted and no longer enforceable against the Targets or Shareholder.

Except as herein modified, all the terms and conditions of the above referenced Agreement, Schedules and Exhibits shall remain in full force and effect.  In the event of any conflict between the Amendment and the Agreement, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

ALL PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first written above.

PARENT                                                                                   SHAREHOLDER

Flint Telecom Group, Inc,                                                                       China Voice Holding Corp.
A Nevada Corporation                                                                           A Nevada Corporation

By:_____/s/ Vincent Browne_________                                                By: /s/ Bill  Burbank____________________
Vincent Browne, Chief Executive                                                              Bill Burbank, President and CEO
Officer

MERGER SUBS                                                                               TARGETS

FLINT ACQUISITION CORPS. (A-E),                                                 CVC Int’l Inc, a Florida Corporation;
A Florida Corporation                                                                            Phone House Inc, a CaliforniaCorporation; Cable and Voice Corporation, a Florida Corporation;
By:___/s/ Vincent Browne_____________              Starcom Alliance, Inc., a Florida Corporation; Dial-Tone Communication Inc.,
Vincent Browne, Chief Executive Officer                     a Florida Corporation, and Phone House of Florida, Inc., a Florida Corporation.

By: _____/s/ Bill Burbank_________________
                                        Bill Burbank, President